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                                                                    Exhibit 99.1

                                  PRESS RELEASE

         Workflow Management, Inc. announced today that it intends to offer through a private placement, subject to market and other conditions, $170 million aggregate principal amount of senior secured notes due in 2009.

         The proceeds from this offering would be used to permanently repay debt outstanding under the Company's existing senior credit facility.

         The notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

         This press release does not constitute either an offer to sell or a solicitation to buy these securities.